EXHIBIT 99.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made as of June 5, 2008, by and between M-Wave International, LLC, an Illinois limited company (the “Purchaser”) and Mercator Momentum Fund, LP, and each of its affiliates set forth on the signature page hereto (individually and collectively referred to as a “Stockholder”), each a stockholder of M-Wave, Inc., a Delaware corporation (“MWAV”).

RECITALS

WHEREAS, Purchaser and MWAV are presently negotiating a sale of substantially all of the assets of MWAV (the “Asset Sale”);

WHEREAS, as of the date hereof, Stockholder, owns the equity securities of MWAV (the “Securities”) set forth on Stockholder’s signature page hereto; and

WHEREAS, Stockholder is entering into this Agreement to vote, subject to the conditions set forth below, its Securities in favor of the transactions contemplated by the Asset Sale in order to induce Purchaser and MWAV to consummate the transactions contemplated by the Asset Sale.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I
AGREEMENT TO VOTE SHARES

Section 1.1           Agreement to Vote.

(a)          Subject to the conditions set forth in Section 1.2 below, Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of MWAV, however called, and in any action by consent of the stockholders of MWAV, Stockholder will vote or cause to be voted in favor of the Asset Sale:  (i) all Securities owned legally or beneficially by Stockholder and (ii) any and all Securities acquired by Stockholder on or after the date hereof.

(b)         Upon execution of a definitive agreement (the “Definitive Agreement”) between MWAV and Purchaser relating to the Asset Sale, Stockholder will acknowledge that (i) Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the transactions contemplated by the Definitive Agreement, (ii) Stockholder has carefully considered and has, to the extent Stockholder believes such discussion necessary, discussed the Asset Sale with Stockholder’s professional legal, tax and financial advisers, and (iii) Purchaser has made available to Stockholder the opportunity to ask questions of, and receive answers from, Purchaser concerning the terms and conditions of the Asset Sale, and to obtain any additional information which Purchaser had in its possession or was able to acquire without unreasonable effort or expense.

Section 1.2          Conditions to Obligation to Vote the Securities.  The parties agree that the Stockholders’ obligation to vote the Securities in favor of the Asset Sale shall be conditioned on the following:

(a)         Not later than July 17, 2008, Purchaser and MWAV shall enter into the Definitive Agreement (i) in form similar to the purchase agreement previously entered into by the Purchaser and MWAV dated July 17, 2007, as amended December 14, 2007, and previously reviewed by Stockholder, and (ii) on terms similar to those contained in the Letter of Intent from Purchaser to MWAV dated May 22, 2008, attached hereto as Exhibit A;

(b)         The Board of Directors of MWAV (the “Board”) shall have received an opinion from B-Riley or a firm of similar standing advising the Board that in their opinion the Asset Sale as described in the Definitive Agreement is fair to the shareholders of MWAV;

(c)         The Board shall have approved the Asset Sale and recommended it to the MWAV shareholders; and

(d)         MWAV shall have substantially complied with all applicable legal requirements, including, but not limited to, securities and general corporate law requirements, in connection with the solicitation of the MWAV shareholders, who shall be requested to vote on the Asset Sale.

Section 1.3          Adjustment Upon Changes In Capitalization.  In the event of any change in the Securities, by reason of any stock dividends, splits, mergers, recapitalizations or other changes in the corporate or capital structure of MWAV, the number and kind of Securities subject to this Agreement shall be appropriately adjusted.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF STOCKHOLDER

Stockholder hereby represents and warrants to Purchaser as follows:

Section 2.1          Title to Equity Securities.  As of the date hereof, Stockholder is the record and beneficial owner of the number of Securities set forth on Stockholder’s signature page hereto.  Such Securities, are on the date hereof and will be at all times through the Closing Date (as defined in the Definitive Agreement) owned free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever other than pursuant to this Agreement, except as disclosed to Purchaser prior to the execution and delivery of this Agreement in writing.  Stockholder has not appointed or granted any proxy, which appointment or grant is still in effect, with respect to such Securities.

Section 2.2          Authority Relative to This Agreement.  Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all proceedings on the part of Stockholder necessary to authorize this Agreement or to consummate such transactions.  This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.3           No Conflict.

(a)         Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which its Securities are bound or affected or (ii) conflict with, or constitute a violation of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of its Securities, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or its Securities are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by Stockholder of its obligations under this Agreement.

(b)         The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the performance by Stockholder of its obligations under this Agreement.

ARTICLE III
COVENANTS

Section 3.1          No Inconsistent Agreements.  Stockholder covenants and agrees that, except as contemplated by this Agreement, Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to its Securities that is inconsistent with this Agreement.

Section 3.2          Transfer of Title.  Stockholder hereby covenants and agrees that, so long as this Agreement is in effect, Stockholder will not transfer record or beneficial ownership of any of its Securities unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

Section 3.3          Purchaser Agreement.  Purchaser hereby covenants that it shall not amend, waive, forgive performance of or terminate any agreement it now has or hereafter enters into obligating one or more MWAV stockholders to vote, or pursuant to which one or more MWAV stockholders agrees to vote, in favor of approving the Asset Sale and that it shall enforce any rights it has pursuant to any such agreement.

ARTICLE IV
TERMINATION

Section 4.1          Termination.  This Agreement shall terminate automatically upon the earlier of (a) the failure to satisfy any and all of the conditions set forth in Section 1.2 hereof, (b) the date on which MWAV obtains shareholder approval of the Asset Sale in accordance with the Delaware Business Corporations Act, and (c) the date on which Purchaser notifies Stockholder in writing that it has abandoned the Asset Sale for any reason other than as the result of a breach of this Agreement by Stockholder.

Section 4.2          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 4.1 hereof, this Agreement shall forthwith become void and have no effect, without liability on the part of any party hereto or its trustees, partners, beneficiaries, directors, officers, stockholders or affiliates.

ARTICLE V
MISCELLANEOUS

Section 5.1          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder:	At such address as is set forth on its signature page hereto.
If to Purchaser:	M-Wave International, LLC 1300 Norwood Avenue Itasca, IL 60143 Attention: Joe Turek Telephone No.: 630-854-0269 Facsimile No.: 630-562-2431 Email: jturek@mwav.com
With a copy to:
Shefsky & Froelich Ltd. 111 East Wacker Drive Suite 2800 Chicago, IL 60601 Attention: Jeffry A. Melnick, Esq. Telephone No.: (312) 826-4010 Facsimile No.: (312) 275-7591 Email: jmelnick@shefskylaw.com

Any party from time to time may change its address for the purposes of notices hereunder by giving written notice to the other parties hereto of such new address.

Section 5.2          Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements or understandings, both written and oral, between the parties hereto, relating to the voting of Stockholder’s Securities with respect to the Asset Sale.

Section 5.3          Stockholder Capacity.  Stockholder signs solely in its capacity as the record holder and beneficial owner of the Securities set forth on its signature page hereto.

Section 5.4          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto: (a) consents to submit such party to the personal jurisdiction of any state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a state or federal court sitting in the State of Delaware; and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 5.5          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not in any way be affected or impaired thereby so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

Section 5.6          Amendment.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

Section 5.7          Assignment.  Except as required by operation of law, this Agreement shall not be assignable by the parties hereto without the prior written consent of the other party.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 5.8           Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware.

Section 5.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.10         Facsimile Signatures.  Any signature page delivered pursuant to this Agreement via facsimile shall be binding to the same extent as an original signature.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

M-WAVE INTERNATIONAL, LLC

By:	/s/ Joseph A. Turek
Name:	Joseph A. Turek
Title:	Managing Partner

[Counterpart Stockholder Signature Page Follows]

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has executed this Voting Agreement, effective as of the date first written above.

Mercator Momentum Fund, LP
By:	/s/David Firestone

EQUITY SECURITIES OF MWAV OWNED	56,609 shares of Common Stock
5,375 shares of Series A Preferred Stock
7,100 shares of Series B Preferred Stock

AFFILIATED ENTITIES:

(Print or Type Name of Entity)

By:
(Signature of Authorized Signatory)

Name:
(Print or Type Name of Authorized Signatory)

Title:
(Print or Type Title of Authorized Signatory)

ADDRESS FOR NOTICES:

Fax No.:

EQUITY SECURITIES OF MWAV OWNED	_______ shares of Common Stock
_______ shares of Series A Preferred Stock
_______ shares of Series B Preferred Stock